Exhibit 2.2

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of June 17, 2025, is made by and among Gulf MSR HoldCo, LLC, a Delaware limited liability company (“Parent”), Guild Holdings Company, a Delaware corporation (the “Company”), and McCarthy Capital Mortgage Investors, LLC (“MCMI”). Parent, the Company and MCMI are each sometimes referred to herein as a “Party” and, collectively, as the “Parties.” For purposes of this Agreement, all capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

A.            Concurrently with the execution and delivery of this Agreement, Parent, the Company and MSR Merger Sub Corporation (“Merger Sub”) are entering into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, among other things and subject to the terms and conditions set forth therein, the Merger Sub will merge with and into the Company (“Merger”).

B.            Prior to the execution and delivery of this Agreement, the Company Board has approved the Merger Agreement and has resolved to submit the Merger Agreement to the Company’s stockholders for adoption thereby by written consent in lieu of a meeting (with the date of this Agreement as the record date for such action by written consent).

C.            As an inducement and condition for Parent to enter into the Merger Agreement, MCMI agrees to enter into this Agreement with respect to all shares of Common Stock that MCMI owns, beneficially or of record as of the date hereof (which shares of Common Stock are set forth on Annex A attached hereto), and any additional shares of Common Stock that MCMI may acquire beneficial or record ownership of after the date hereof (collectively, the “Covered Shares”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.            Agreement to Deliver Written Consent. MCMI agrees that, as promptly as practicable following the execution of this Agreement and, in any event, by no later than one hour after the execution and delivery of the Merger Agreement, MCMI shall duly execute and validly deliver to the Company in accordance with Section 228 of the DGCL the Written Consent in the form attached hereto as Exhibit A with respect to all of its Covered Shares entitled to consent thereto, with such Written Consent to be irrevocable, effective upon its delivery, and remaining in full force and effect unless the Merger Agreement is terminated in accordance with its terms. In the event that the Merger Agreement is terminated in accordance with its terms, then the provisions of this Section 1 shall be of no further force and effect.

2.            No Solicitation of Other Acquisition Proposals.

(a)            Until the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms (such earlier time, the “Expiration Time”), MCMI shall not, and shall cause its employees, officers and directors not to, and shall use its reasonable best efforts to cause their other Representatives not to, directly or indirectly, take any of the actions set forth in clauses (i) through (iv) of Section 6.9(b) of the Merger Agreement and MCMI shall comply with Section 6.9(d) of the Merger Agreement as if each were the “Company” thereunder.

(b)            Notwithstanding the foregoing, solely to the extent the Company is permitted, pursuant to Section 6.9(c) of the Merger Agreement, to have discussions or negotiations with a person making an Acquisition Proposal, MCMI and its Representatives shall be permitted to participate in such discussions or negotiations, subject to compliance by MCMI with Section 6.9(d) of the Merger Agreement as if each were the “Company” thereunder.

3.            No Solicitation of Company Employees. MCMI agrees that, from the date hereof until the second anniversary of the Closing Date (the “Restricted Period”), it shall not, and shall direct its directors, officers, managers and employees (in their capacities as such) (collectively with MCMI, the “Seller Group”), not to, directly or indirectly (including by causing other portfolio companies controlled by the Seller Group not to), solicit, induce or encourage for employment, consulting or similar arrangements or hire any of the employees of the Company listed on Exhibit B hereto; provided that the foregoing shall not restrict (a) any general or public solicitations not specifically targeted at such employees (including searches by any bona fide search firm that is not directed to solicit such employees); provided that hiring or otherwise retaining such persons who respond to such solicitations shall be prohibited or (b) any hiring or other actions with respect to any such employee whose employment ceases more than six (6) months prior to the commencement of employment discussions between such Person and MCMI or its affiliates.

4.            Confidentiality. During the Restricted Period, MCMI and their Representatives shall keep confidential and not use or disclose to any other Person any “Confidential Information” of the Company, with the Company to be considered the “Disclosing Party” and MCMI, the “Receiving Parties”, except as set forth in the Confidentiality Agreement, including Section 4 therein, or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). The capitalized terms in the foregoing sentence that are not defined herein shall have the meaning set forth in the Confidentiality Agreement, and the Parties agree that the terms thereof shall apply mutatis mutandis to the confidentiality and use obligations set forth in this Section 4.

5.            Waiver of Appraisal Rights. With respect to the Merger Agreement and the transactions contemplated thereby, MCMI hereby irrevocably waives all appraisal rights under Section 262 of the DGCL with respect to all Common Stock held by MCMI.

6.            Agreement to Not Transfer Covered Shares.

(a)            Until the Expiration Time, MCMI shall not Transfer or cause or permit the Transfer of any Covered Shares, other than with the prior written consent of Parent. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 6 shall be null and void and of no effect whatsoever.

(b)            For purposes of this Agreement, the term “Transfer” means (i) any direct or indirect offer, sale, assignment, encumbrance, pledge, loan or other transfer or disposition (in each case whether by merger, consolidation, division, transfer, continuance, domestication, conversion, operation of Law or otherwise), in each case except to an affiliate that agrees in writing in a form satisfactory to Purchaser, acting reasonably, to be bound by the terms of this Agreement, (ii) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney (other than this Agreement) with respect to such Covered Shares, (iii) entry into any hedge, swap or other transaction or Contract which is designed to (or is reasonably expected to lead to or result in) a transfer of the economic consequences of ownership of any Covered Shares, or (iv) any similar Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i), (ii) or (iii) above.

7.            No Legal Action. MCMI shall not, and shall cause its Representatives not to, bring, encourage, commence, institute, maintain, prosecute or voluntarily aid any claim, appeal, or proceeding (derivative or otherwise) (a) against Parent, Merger Sub or the Company relating this Agreement, the Merger Agreement or the Merger or other transactions contemplated thereto (including any claim seeking to enjoin or delay the Closing), or (b) alleges that the execution, delivery or performance of the Merger Agreement (or this Agreement) breaches any duty of the Company Board (or any member thereof) or any duty that MCMI have (or may be alleged to have) to the Company or to the other holders of Common Stock.

8.            Release. Effective as of the Closing, MCMI irrevocably and unconditionally releases, acquits and forever discharges Parent and its affiliates (including, from and after the Closing, the Company and its subsidiaries) and each current, former and future holder of any equity, voting, partnership, limited liability company or other interest in, and each controlling person, subsidiary, director, officer, employee, member, manager, general or limited partner, stockholder, agent, attorney, representative, affiliate, heir, assignee or successor of, Parent or any affiliate of Parent (or any former, current or future holder of any equity, voting, partnership, limited liability company or other interest in, and each controlling person, director, officer, employee, member, manager, general or limited partner, agent, representative, affiliate or assignee of any of the foregoing), in each case, in their capacity as such (collectively, the “Released Parties”) from any and all claims, demands, executions, judgments, debts, dues, accounts, bonds, contracts, covenants (whether express or implied), damages, actions, causes of action, rights, costs, losses, obligations, liabilities, expenses, compensation or suits in equity, of whatsoever kind or nature, in contract or in tort, at law or in equity, that MCMI has, will or might have in each case arising out of anything done, omitted, suffered or allowed to be done by any Released Party, except for any of the foregoing arising out of or relating to criminal conduct, willful misconduct, bad faith or fraud, in each case whether heretofore or hereafter accrued or unaccrued and whether foreseen or unforeseen or known or unknown, in each case to the extent related to any matter, occurrence, action or activity on or prior to the Closing Date (collectively, the “Released Claims”); provided that, notwithstanding the foregoing, the Released Claims shall not include, and nothing contained in this Agreement shall release, waive, discharge, relinquish or otherwise affect the rights or obligations of MCMI with respect to, (i) any claims pursuant to this Agreement or claims to enforce this Agreement and (ii) any claims arising out of or relating to criminal conduct, willful misconduct, bad faith or fraud.

9.            Representations and Warranties.

(a)            MCMI acknowledges that its entry into this Agreement and performance of the obligations hereunder was a material inducement to Parent and Merger Sub to enter into the Merger Agreement, and Parent and Merger Sub would not enter into the Merger Agreement absent MCMI’ execution and delivery of this Agreement.

(b)            Each Party represents and warrants severally (and not jointly) to the other Parties that (i) such Party has all necessary legal capacity, power and authority to execute and deliver this Agreement and to perform such Party’s obligations hereunder, (ii) this Agreement has been duly and validly executed and delivered by such Party and, assuming due authorization, execution and delivery by the other Parties, constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions and (iii) the execution and delivery by such Party of this Agreement does not, and the performance of such Party’s obligations hereunder and the consummation of the transactions contemplated hereby shall not, conflict with or violate any Law, Order or Contract applicable to such Party or by which any of such Party’s properties, rights or assets are bound.

10.          Termination. If (i) the Merger Agreement is terminated prior to the Closing or (ii) any amendment to the Merger Agreement is effected, or any waiver of the Company’s rights under the Merger Agreement is granted by the Company upon the request of Parent, in each case, without MCMI’s prior written consent, that (A) diminishes the Merger Consideration payable with respect to Shares, (B) changes the form of Merger Consideration payable to MCMI, (C) extends the Termination Date or imposes any additional conditions or obligations that would reasonably be expected to prevent or materially impair the ability to consummate the Merger or (D) otherwise would reasonably be expected to materially and adversely impact the rights or obligations of MCMI in connection with the Merger, this Agreement shall terminate and be of no further force and effect. Notwithstanding the foregoing, nothing herein shall relieve any Party hereto from liability for any Willful and Material Breach that occurred prior to such termination; provided, however, that Section 11 and Section 12 shall survive in full force and effect such termination of this Agreement.

11.          No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or any of its direct or indirect owners any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to MCMI, and neither Parent nor any of its direct or indirect owners shall have the authority to direct MCMI in the voting or disposition of any Shares, except as otherwise expressly provided herein.

12.          No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party, except for claims that the Company may assert in accordance with the Confidentiality Agreement, the Merger Agreement, the Equity Commitment Letter or the Limited Guarantee (and solely against the Person(s) who are expressly party to the Confidentiality Agreement, the Merger Agreement or the Equity Commitment Letter or the Limited Guarantee, as applicable). Except as set forth in this Agreement, the Confidentiality Agreement, the Merger Agreement, the Equity Commitment Letter and the Limited Guarantee (and then solely to the extent set forth herein or therein), no former, current or future officers, employees, directors, affiliates, partners, equity holders, managers, members, attorneys, agents, advisors or other Representatives of any party hereto (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or proceeding (whether in tort, contract or otherwise) based on, in respect of or by reason of the Transactions or in respect of any written or oral representations made or alleged to be made in connection herewith. In furtherance and not in limitation of the foregoing, each party covenants, agrees and acknowledges that no recourse under this Agreement or any other agreement referenced herein or in connection with any Transactions shall be sought or had against any Non-Recourse Party, except for claims that any party may assert (A) against another party solely in accordance with, and pursuant to the terms and conditions of, this Agreement or (B) pursuant to the Confidentiality Agreement, the Merger Agreement, the Equity Commitment Letter or the Limited Guarantee against the Person(s) who are expressly party to the Confidentiality Agreement, the Merger Agreement, the Equity Commitment Letter or the Limited Guarantee, as applicable.

13.          Miscellaneous.

(a)            Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions exclusively in the Chosen Courts to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including MCMI’s obligation to duly execute and deliver the Written Consent), in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief. The Parties acknowledge and agree that the right of specific performance contemplated by this Section 13(a) is an integral part of the Transactions.

(b)            Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

(c)            Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties. Any purported assignment in contravention hereof shall be null and void; provided, that Parent may assign all or any of their rights and obligations hereunder to any affiliate.

(d)            Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the Parties.

(e)            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to any applicable conflicts of law principles.

(f)            Jurisdiction. Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the Transactions exclusively Chosen Courts, and, solely in connection with claims arising out of or related to this Agreement or the Transactions, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that service of process upon such Party in any such action or proceeding will be effective if notice is given if delivered personally to the Parties at the addresses (or at such other address for a Party as shall be specified by like notice) set forth on the signature page.

(g)            Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS CLAUSE (H).

(h)            Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expense.

(i)             Counterparts. This Agreement may be executed in counterparts (including by “.pdf”, “DocuSign” or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

(j)             Entire Agreement. This Agreement (including the documents and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the Parties and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

GUILD HOLDINGS COMPANY

By:	/s/ Terry Schmidt
	Name:	Terry L. Schmidt
	Title:	Chief Executive Officer

Address for Notice:

Guild Holdings Company
5887 Copley Dr
San Diego, CA 92111
Attention: Legal Department
Email: [redacted]

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention: C. Andrew Gerlach
Email: [redacted]

[Signature Page to MCMI Support Agreement]

GULF MSR HOLDCO, LLC

By:	/s/ Michael Lau
	Name:	Michael Lau
	Title:	Authorized Signatory

Address for Notice:

Bayview MSR Opportunity Master Fund c/o Bayview Asset Management, LLC 4425 Ponce de Leon Blvd. Coral Gables, FL 33146 Attention: Brian Bomstein; Marissa Schwartz Email: [redacted]; [redacted]

With a copy (which shall not constitute notice) to:

Simpson Thacher and Bartlett LLP 425 Lexington Avenue New York, NY 10017 Attention: Lee Meyerson; Ravi Purushotham Email: [redacted]; [redacted]

[Signature Page to MCMI Support Agreement]

MCCARTHY CAPITAL MORTGAGE INVESTORS, LLC

By:	/s/ Patrick J. Duffy
	Name:	Patrick J. Duffy
	Title:	President

Address for Notice:

McCarthy Capital Mortgage Investors, LLC 1601 Dodge St. Suite 3800 Omaha, Nebraska, 68102 Attention: Patrick Duffy, Jonathan Wegner
Email:	[redacted];
[redacted]

[Signature Page to MCMI Support Agreement]